Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Tuesday, June 14, 2006	Rich Sheffer (952) 887-3753

DONALDSON COMPANY ADDS WILLARD D. OBERTON TO BOARD OF DIRECTORS

MINNEAPOLIS, MN – Jun. 14, 2006 – Donaldson Company, Inc. (NYSE:DCI) today announced that it has appointed Willard D. Oberton to its Board of Directors, effective July 28th. The addition of Oberton brings the Board to 10 members.

Will Oberton, 47, is Chief Executive Officer and President of Fastenal Company (NasdaqNM:FAST), a $1.5 billion manufacturer and distributor of industrial and construction supplies, headquartered in Winona, Minnesota. Oberton has served as a Director of Fastenal since June 1999, has been President of the Company since July 2001, and has been Chief Executive Officer of the Company since December 2002. Oberton also served as Chief Operating Officer of Fastenal from March 1997 through December 2002, as Executive Vice President of the Company from June 2000 through July 2001, and as Vice President of the Company from March 1997 through June 2000.

“Will has a great track record of profitably growing Fastenal’s operations,” said Bill Cook, Donaldson’s Chairman, President and CEO. “Will’s extensive expertise of serving customers in the industrial and construction industries will provide valuable counsel and perspective for our growth plans at Donaldson. I am very excited to have him join our Board.”

Oberton earned a marketing degree from St. Cloud Technical College, St. Cloud, Minnesota. Oberton serves on the Board of Wincraft Inc. and is on the Board of Trustees for the College of Saint Benedict.

About Donaldson Company

Donaldson is a leading worldwide provider of filtration systems and replacement parts. Donaldson is a technology-driven company committed to satisfying customer needs for filtration solutions through innovative research and development. Donaldson serves customers in the diesel engine and industrial markets including in-plant air cleaning, compressed air and gas purification, power generation, disk drive filtration, off-road equipment and on-road trucks. Our 11,000 employees contribute to the company’s success at over 30 manufacturing locations around the world. Donaldson is a member of the S&P MidCap 400 Index and Donaldson shares are traded on the NYSE under the symbol DCI. Additional company information is available at www.donaldson.com.

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